EXHIBIT 99.26

Cord Blood America Featured in AGORA Webcast

Los Angeles, CA, October 3, 2005 – Cord Blood America, Inc. (OTC BB: CBAI), an umbilical cord blood stem cell preservation company, is pleased to announce that it has been featured in a Webcast by AGORA Investor Relations. The featured Webcast is now available to the public and can be found in the Agoracom Broadcast Center at http://www.agoracom.com/nonmemforum/broadcast.asp

The focus on the Webcast includes:

1.

Cord Blood America’s Revolutionary New Pricing Plan

2.

The Company’s financial growth

3.

The Stem Cell Industry

4.

The Company’s Management Team

This press release is available on the Cord Blood America IR HUB for investor commentary, feedback and questions.  Investors are asked to visit http://www.agoracom.com/IR/CordBloodAmerica .  Alternatively, investors are asked to e-mail all questions and correspondence to CBAI@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and correspondence directly.

About Cord Blood America

Cord Blood America (OTC BB: CBAI) is the parent company of Cord Partners, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, or blood and immune disorders. For more information on how this precious lifeline can benefit your family, visit www.cordpartners.com.

Forward-Looking Statements

Statements made in the web cast, including, but not limited to, those relating to the private stem cell storage market’s capacity grow in excess of $1 billion per year, our ability to experience growth as awareness of the industry increases, the broadened applications of stem cell therapeutics, our pricing structure remaining exclusive, the barriers to enter into the industry, the government’s continued regulation of the industry, our assessment of our position in the market relative to our competitors, our projected financial performance and our anticipated future performance, are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Such forward-looking statements involve certain risks and uncertainties, without limitation, statements regarding the company's strategic direction, prospects and future results, our ability to increase income streams and to grow revenue and earnings.  Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.  Statements made herein are as of the date of this document and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Investor Relations

AGORA Investor Relations

http://www.agoracom.com/IR/CordBloodAmerica

http://www.cordblood-america.com

CBAI@agoracom.com